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                                                                  EXHIBIT 10.40

RepliGen                                      Repligen Corporation
                                              One Kendall Square
                                              Building 700
                                              Cambridge, Massachusetts 02139

                                              Telephone: 617-225-6000
                                              Telefax: 617-494-1786
                                              Telex: 881987

                                              November 18, 1994

Dr. Leslie Hudson
10 Beacon Hill Blvd.
N. Andover, Ma. 01845

Dear Les,

    I am pleased to offer you the position of Executive Vice President and Chief Technical Officer. The specifics of the employment offer are as follows:

    1. You will receive a base salary of $9,583.34 bi-monthly which is equivalent to $230,000.00 annually.

    2. You will be eligible for participation in the Company's Senior Staff Incentive Plan based upon the performance of the individual departments under your responsibility and the performance of the Company as a whole against predetermined objectives. The incentive plan is based upon our fiscal year which began on April 1, 1994 and ends March 31, 1995. This incentive has fluctuated between 0% and 30% over the last several years. You will be guaranteed a minimum bonus of $25,000 for fiscal 1995 that will be payable on April 26, 1995.

    3. You will be awarded a stock option of 125,000 shares of non-qualified common stock of Repligen Corporation. Your stock option will vest evenly over a five year period and will be governed by Repligen's Stock Option Plan. The exercise price will be the closing price on the last day of the actual month that you begin employment.

    4. You will be entitled to participate in all medical and dental insurance programs, short and long term disability plans and life insurance programs as outlined in the attached insurance material.

    5. You will be entitled to participate in Repligen's 401(k) savings plan, the Employee Stock Ownership plan, and all other benefits provided by Repligen Corporation. I am enclosing a copy of our Benefits book in order to provide you with additional detail.

    6. Upon acceptance you will become a corporate officer and report directly to the President and CEO.

    7. Your employment at Repligen may terminate, with or without cause, upon 30 days notice from the Board of Directors or from you. If your employment is terminated, you will be entitled to severance renumeration of base salary at the rate in effect payable monthly in arrears, until you find employment, but for no longer than 8 months.


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    8.   We will provide you with relocation assistance as outlined in the attached relocation plan.

    9. You agree to execute our standard non competition and nondisclosure agreements. I have attached copies of both documents for your signature.

    Les, the members of our senior management group and our Board of Directors are impressed with your background, industry experience and the personal commitment that you will bring to Repligen. Everyone eagerly anticipates you joining Repligen on November 30, 1994.

                                          Sincerely,

                                          /S/ SANDFORD D. SMITH

                                          Sandford D. Smith
                                          President and CEO


Accepted By:

         /S/ LESLIE HUDSON          11.23.94
         -----------------------------------------
         Leslie Hudson               Dated

































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                        Relocation Plan for Leslie Hudson


    1. Repligen will reimburse you for all legally required closing costs,(title fees, title insurance and legal fees required by a bank) associated with the purchase of a residence in Massachusetts. You will also receive up to $6,000 to pay for mortgage points. These reimbursements need to be utilized by December 1, 1995.

    2. We will provide for the storage of remaining household goods from North Carolina up to a maximum of $100 per month for 9 months and their movement to a new local address.

    3. We will reimburse you for up to $2,500 of legal fees necessary to resolve your civil status, and estate issues associated with your official relocation to Massachusetts. These fees need to be identified and reviewed in advance. An additional $2,500 will be available but it will be deducted from the monies available for closing costs.

    4. Repligen will reimburse you for any excess tax liability associated with our payment of closing costs, movement of household goods or legal fees that is not covered by current deductions as defined by both the IRS and Massachusetts Department of Revenue code.